Exhibit 12.1


                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
               Twelve Months Ended March 31, 2002
                         (in thousands)




Net income from continuing operations                $  143,570
Income taxes                                             92,649
Fixed charges (including securitization                 116,326
certificates)
   Total                                             $  352,545
                                                     ==========
Interest expense                                        $97,293
Interest component of rentals                            19,033
   Total                                             $  116,326
                                                     ==========
Ratio of earnings to fixed charges                         3.03
                                                           ====




                                                     Exhibit 12.2

                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements
               Twelve Months Ended March 31, 2002
                         (in thousands)




Net income from continuing operations            $  143,570
Income taxes                                         92,649
Fixed charges (including securitization             116,326
certificates)
   Total                                         $  352,545
                                                 ==========
Interest expense                                 $   97,293
Interest component of rentals                        19,033
   Subtotal                                      $  116,326
                                                 ==========
Preferred stock dividend requirements                 7,613
   Total                                         $  123,939
                                                 ==========
Ratio of earnings to fixed charges                     2.84
                                                       ====